Exhibit 99.1

ARISTA POWER RECEIVES $625,000 U.S. ARMY CONTRACT TO CONTINUE DEVELOPMENT OF INTELLIGENT MICRO-GRID SYSTEM

Rochester, NY, September 17, 2013 - Arista Power, Inc. (“Arista Power” or the “Company”) (OTCBB:  ASPW) announced today that it has received a contract valued at $625,000 from the U.S. Army to further develop an Intelligent Micro-Grid System in support of the U.S. Army Communications Electronics Research and Development Center’s (CERDEC’s) Command Power and Integration Renewable Energy for Distributed Under-Supplied Command Environments (REDUCE) program.

The contract builds on Arista Power’s successful Phase 1 and Phase 2 programs, for which Arista Power is the prime contractor. Under the next phase of the program, Arista Power will continue work towards the standardization of interfaces and development of an open communication protocol allowing a truly plug and play environment to be leveraged by military micro grids deployed in forward operating bases.  The contract calls for Arista Power to provide demonstrated capability of an advanced Energy Resource Manager and the ability to utilize multiple energy storage systems of various chemistries seamlessly within the same micro-grid system.

Arista Power was selected as prime contractor to develop the U.S. Army’s Intelligent Micro-Grid in January 2012, and received a Phase Two development contract to further develop the system in October 2012.

A top priority for the U.S. Army is the availability of adequate power in remote locations to run all the equipment necessary to fight a war and maintain the quality of life for soldiers at these locations. Because a majority of the power used at these locations is provided by diesel generators, the difficulty and expense of providing the fuel to run these generators at remote locations is a major concern for the U.S. Army.

“The Department of Defense has established an overall goal of obtaining 25% of its energy from renewable sources by 2020,” said Adeeb Saba, Arista Power’s Vice President of Operations and Project Manager of the Intelligent Micro-Grid System Program.  “Arista Power is proud to be playing a role in this effort and is committed to being a reliable and innovative partner of the U.S. Army and the Department of Defense in their ongoing efforts toward achieving that objective.”

About Arista Power, Inc.
Arista Power, Inc. is a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, and a supplier and designer of solar energy systems. Arista Power’s patent-pending Power on Demand system utilizes inputs from multiple energy sources including wind, solar, fuel cells, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce peak power demand, thereby lowering electricity costs for large energy users who deal with peak usage pricing. Arista Power also sells a Mobile Renewable Power Station (MRPS) that utilizes energy generated from wind, solar PV, generators, fuel cells and other energy-generating devices that is stored in an integrated onboard storage device for military and other applications, and a stationary, scalable Renewable Power Station (RPS) that can be drop-shipped to off-grid locations to be used as a micro-grid.  For more information on Arista Power, visit the Company’s website at www.AristaPower.com.  View, Like and Follow the Company’s social media platforms at:

Facebook: Facebook.com/AristaPower
Twitter:  Twitter.com/AristaPower
LinkedIn:  Linkedin.com/company/arista-power-inc
YouTube:  YouTube.com/channel/AristaPower

About the U.S. Army Communications-Electronics Research, Development and Engineering Center (“CERDEC”)
The Communications-Electronics Research, Development and Engineering Center (or “CERDEC”) is the United States Army’s information technologies and integrated systems center. Located at the Aberdeen Proving Grounds in Maryland, CERDEC is one of the 10 organizations that make up the U.S. Army’s Research, Development and Engineering Command (“RDECOM”) and is the leading supplier of advanced Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance capabilities, technologies and integrated solutions for the Warfighter. For more on CERDEC, please go to: www.cerdec.army.mil.